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                                                               EXHIBIT 99.(K)(1)


                     TRANSFER AGENCY AND SERVICES AGREEMENT


     AGREEMENT dated as of December 21, 1998, between each registered investment company listed on Exhibit 1 hereof (as may be amended from time to time) (each a "Fund"), each being a voluntary association commonly known as a "Massachusetts business trust" having its principal place of business at 24 Federal Street, Boston, MA 02110, and FIRST DATA INVESTOR SERVICES GROUP, INC. (the "Transfer Agent" or "FDISG"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                              W I T N E S S E T H:

     WHEREAS, each Fund desires to retain FDISG as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and FDISG desires to provide such services on the terms herein.

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, each Fund and FDISG agree as follows:

     1. DEFINITIONS. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

     (a) "Articles of Organization" shall mean the Articles of Organization, Declaration of Trust or other charter document of the Fund, as the same may be amended from time to time;

     (b) "Authorized Person" shall be deemed to include any person duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to FDISG from time to time;

     (c) "Commission" shall mean the Securities and Exchange Commission;

     (d) "Counsel" shall mean (i) outside legal counsel of the Fund in its capacity as such and (ii) outside legal counsel of FDISG if such counsel has been specifically authorized by an Authorized Person of the Fund to render its opinion on the matter that has arisen;

     (e) "Custodian" refers to the custodian and any sub-custodian of all securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such custodian duly engaged by the Fund;

     (f) "Trustees" or "Board of Trustees" refers to the duly elected Trustees or Directors of the Fund;
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     (g) "Oral Instructions" shall mean instructions, other than Written
Instructions, actually received by FDISG from a person reasonably believed by FDISG to be an Authorized Person;

     (h) "Prospectus" shall mean the Fund's current prospectus and statement of additional information, including any supplements thereto, relating to the registration of the Fund's Shares under the Securities Act of 1933, as amended, and the 1940 Act;

     (i) "Shares" refers to the shares of beneficial interest or common stock of the Fund (which may be divided into classes);

     (j) "Shareholder" means a record owner of Shares;

     (k) Written Instructions" means any written communication signed by an Authorized Person and actually received by FDISG, and shall include manually executed originals and authorized electronic transmissions of such originals (including telefacsimile); and

     (l) The "1940 Act" refers to the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

     2. APPOINTMENT OF FDISG. The Fund hereby appoints FDISG as transfer agent for its Shares and as shareholder servicing agent for the Fund, and FDISG accepts such appointment and agrees to perform the duties hereinafter set forth.

     3. DUTIES OF FDISG.

     (a) FDISG shall be responsible for administering and/or performing transfer agent functions; for acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance and transfer (including coordination with the Custodian) of Shares. Such duties are described in the written Schedule of Duties of FDISG annexed hereto as Schedule A. FDISG shall also act in accordance with the terms of the Prospectus of the Fund, applicable law and the procedures established from time to time between FDISG and the Fund.

     (b) FDISG shall record the issuance of Shares and maintain pursuant to Rule 17Ad-10(e) under the Securities Act of 1934 a record of the total number of Shares of the Fund which are authorized (with due authorization based upon data provided by the Fund), issued and outstanding. FDISG shall provide the Fund on a regular basis with such information but shall have no obligation, when recording the issuance of Shares, to monitor the legality of issuance of Shares or to take cognizance of any laws relating to the proper issue or sale of such Shares, which functions shall be the sole responsibility of the Fund (or its administrator).

     (c) FDISG shall serve as agent for Shareholders pursuant to the Fund's dividend reinvestment plan, as amended from time to time.

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     (d) FDISG acknowledges that the Funds' administrator, Eaton Vance
Management ("EVM"), currently employs personnel to provide shareholders with, among other things, information regarding their accounts and transaction procedures of FDISG. FDISG acknowledges that EVM is not responsible for transfer agency services to the Fund. In the event FDISG determines that a particular transaction requested by a shareholder cannot be processed because it is not permitted by law or procedures established hereby but EVM or Fund personnel desire the transaction to be so processed, then FDISG shall nonetheless process the transaction if EVM provides a standard form indemnification to FDISG. At the request of EVM, FDISG shall provide a written explanation for its decision.

     4. RECORDKEEPING, AND OTHER INFORMATION.

     (a) FDISG shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act and the rules thereunder. Where applicable, such records shall be maintained by FDISG for the periods and the places required by Rule 31a-2 under the 1940 Act.

     (b) FDISG agrees that all such records prepared or maintained by FDISG relating to the services to be performed by FDISG hereunder are the property of the Fund, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

     (c) In case of any requests or demands for the inspection of Shareholder records of the Fund by third parties, FDISG will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. FDISG reserves the right, however, to exhibit the Shareholder records to any person whenever it is required to do so by law.

     5. FUND INSTRUCTIONS - LIMITATIONS OF LIABILITY.

     (a) FDISG will have no liability when acting in conformance with Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. FDISG will also have no liability when processing Share certificates which it reasonably believes them to bear the proper manual or facsimile signatures of the Officers of the Fund and the proper countersignature of FDISG.

     (b) At any time, FDISG may apply to any Authorized Person of the Fund for Written Instructions and may, after obtaining prior oral or written approval by an Authorized Person, seek advise from Counsel with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with this opinion of Counsel. Written Instructions requested by FDISG will be provided by the Fund within a reasonable

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period of time. In addition, FDISG, its Officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is known by FDISG, or its Officers, agents or employees, to be an Authorized Person. FDISG shall have no duty or obligation to inquire into, nor shall FDISG be responsible for, the legality of any act done by it upon the request or direction of an Authorized Person.

     (c) Notwithstanding any of the foregoing provisions of this Agreement, FDISG shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the propriety of the amount per share to be paid on any redemption; (iii) the legality of the declaration of any dividend by the Trustees, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

     (d) FDISG will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, mechanical breakdown beyond its control, flood, acts of God, insurrection, war, riots, and loss of communication or power supply, provided, however, that FDISG shall have acted in accordance with its Disaster Recovery Plan previously provided to the Eaton Vance Group of Funds, which may be amended from time to time by agreement of the Fund and FDISG.

     6. COMPENSATION.

     (a) The Fund will compensate FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule B and incorporated herein.

     (b) Out-of-pocket disbursements shall mean the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Reimbursement by the Fund for such out-of-pocket disbursements incurred by FDISG in any month shall be made as soon as practicable after the receipt of an itemized bill from FDISG. Reimbursement by the Fund for expenses other than those specified in Schedule C shall be upon mutual agreement of the parties as provided in Schedule C.

     (c) FDISG will bill the Fund as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with Schedule
B. The Fund will promptly pay to FDISG the amount of such billing.

     (d) The parties agree to review at least annually at a Trustees' meeting of the Fund the services provided, cost thereof, and fees and expenses charged, including comparative information regarding the transfer agency industry. The compensation agreed to hereunder may be adjusted from time to time by attaching to this Agreement a revised Schedule, dated and executed by the parties hereto.

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     7. DOCUMENTS. In connection with the appointment of FDISG, the Fund shall upon request, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for FDISG to prepare to perform its duties hereunder, furnish FDISG with the following documents:

     (a) A certified copy of the Articles of Organization and By-Laws of the Fund, as amended;

     (b) A copy of the resolution of the Trustees authorizing the execution and delivery of this Agreement;

     (c) If applicable, a specimen of the certificate for Shares of the Fund in the form approved by the Trustees, with a certificate of an Officer of the Fund as to such approval;

     (d) All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund; and

     (e) With respect to any Fund previously serviced by another transfer agent, to the extent practicable a certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefor, and the number of Shares redeemed by the Fund.

     8. REPRESENTATIONS AND WARRANTIES.

     (a) FDISG represents and warrants to the Fund that:

     (i) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

     (ii) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

     (iii) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

     (iv) FDISG will maintain its registration as a transfer agent as provided in Section 17A(c) of the Securities Act of 1934, as amended, (the "1934 Act") and shall comply with all applicable provisions of Section 17A of the 1934 Act and the rules promulgated thereunder, as may be amended from time to time, including rules relating to record retention;

     (v) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

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     (vi) to the best of its knowledge, the various procedures and systems which
FDISG has implemented or will implement with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for 24 hours-a-day restricted access) of the Fund's records and other data and FDISG's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgement are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis; and

     (vii) it maintains adequate insurance to enable it to continue its operations as described herein, including coverage for Year 2000 system failures. FDISG shall notify the Fund should any of its insurance coverage as set forth in Schedule F attached hereto be changed for any reason. Such notification shall include the date of change and reason or reasons therefor. FDISG shall notify the Fund of any claims against it whether or not they may be covered by insurance and shall notify the Fund from time to time as may be appropriate, and at lest within 30 days following the end of each fiscal year of FDISG, of the total outstanding claims made by FDISG under its insurance coverage.

     (b) The Fund represents and warrants to FDISG that:

     (i) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

     (ii) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

     (iii) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

     (iv) a registration statement under the Securities Act of 1933, as amended, and/or the 1940 Act is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

     (v) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus, such Shares when issued shall be validly issued, fully paid and non-assessable.

     9. DUTY OF CARE AND INDEMNIFICATION.

     (a) Each party shall fulfill its obligations hereunder by acting with reasonable care and in good faith;

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     (b) The Fund will indemnify FDISG against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of FDISG, and arising out of, or in connection with, its duties on behalf of the Fund hereunder. In addition, the Fund will indemnify FDISG against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of : (i) any action taken in accordance with Written or Oral Instructions, or share certificates reasonably believed by FDISG to be genuine and to be signed, countersigned or executed, or orally communicated by an Authorized Person; (ii) any action taken in accordance with written or oral advice reasonably believed by FDISG to have been given by counsel for the Fund; or (iii) any action taken as a result of any error or omission in any record which FDISG had no reasonable basis to believe was inaccurate (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) and was delivered, or caused to be delivered, by the Fund to FDISG in connection with this Agreement;

     (c) FDISG will indemnify the Fund against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of the Fund, or arising out of, or in connection with, FDISG's breach of this Agreement;

     (d) In any case in which a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be advised of all pertinent facts concerning the situation in question and the party seeking indemnification shall notify the indemnifying party promptly concerning any situation which presents or appears likely to present a claim for indemnification. The indemnifying party shall have the option to defend against any claim which may be the subject of this indemnification and, in the event that the indemnifying party so elects, such defense shall be conducted by counsel chosen by the indemnifying party, and thereupon the indemnifying party shall take over complete defense of the claim and the party seeking indemnification shall sustain no further legal or other expenses in such situation for which it seeks indemnification. The party seeking indemnification will not confess any claim or make any compromise in any case in which the indemnifying party will be asked to provide indemnification, except with the indemnifying party's prior written consent; and

     (e) The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

     10. TERMS AND TERMINATION.

     (a) Either party may terminate this Agreement without cause on or after July 31, 2002 by giving 180 days written notice to the other party;


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     (b) Either party may terminate this Agreement if the other party has materially breached the Agreement by giving the defaulting party 30 days written notice and the defaulting party has failed to cure the breach within 60 days thereafter; and

     (c) Any written notice of termination shall specify the date of termination. The Fund shall provide notice of the successor transfer agent within 30 days of the termination date. Upon termination, FDISG will deliver to such successor a certified list of shareholders of the Fund (with names, addresses and taxpayer identification of Social Security numbers and such other federal tax information as FDISG may be required to maintain), an historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the books, records, correspondence, and other data established or maintained by FDISG under this Agreement in the form reasonably acceptable to the Fund, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from FDISG's personnel in the establishment of books, records and other data by such successor or successors. FDISG shall be entitled to its out-of-pocket expenses set forth in Schedule C incurred in the delivery of such records net of the fees owed to FDISG for the last month of service if this Agreement is terminated pursuant to paragraph (b) immediately above.

     (d) If a majority of the non-interested trustees of any of the Funds determines, in the exercise of their fiduciary duties and pursuant to their reasonable business judgement after consultation with Eaton Vance Management, that the performance of FDISG has been unsatisfactory or adverse to the interests of shareholders of any Fund or Funds or that the terms of the Agreement are no longer consistent with publicly available industry standards, then the Fund or Funds shall give written notice to FDISG of such determination and FDISG shall have 60 days (or such longer period if the non-interested Trustees so determine) to (1) correct such performance to the satisfaction of the non-interested trustees or (2) renegotiate terms which are satisfactory to the non-interested trustees of the Funds. If the conditions of the preceding sentence are not met then the Fund or Funds may terminate this Agreement on sixty (60) days written notice provided, however, that the provisions of Paragraph 11(c) shall remain outstanding for an additional 30 days if necessary to transfer records to a successor transfer agent.

     (e) If the Board of Trustees hereafter establishes and designates a new Fund, FDISG agrees that it will act as transfer agent and shareholder servicing agent for such new Fund in accordance with the terms set forth herein. The Trustees shall cause a written notice to be sent to FDISG to the effect that it has established a new Fund and that it appoints FDISG as transfer agent and shareholder servicing agent for the new Fund. Such written notice must be received by FDISG in a reasonable period of time prior to the commencement of operations of the new Fund to allow FDISG, in the ordinary course of its business, to prepare to perform its duties.


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
     11. CONFIDENTIALITY OF RECORDS.

     (a) FDISG agrees to treat all records and other information relative to the Fund and its prior, present or potential Shareholders in confidence except that, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FDISG may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     (b) FDISG shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Fund, or any person retained by the Fund. Upon reasonable notice by the Fund, FDISG shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Fund, or any person retained by the Fund, to inspect its operating capabilities or for any other reason.

     (c) The Fund agrees to keep all records and information of FDISG (including trade secrets) in confidence, unless such is required to be divulged pursuant to law or where the Fund may be exposed to or criminal contempt proceedings for failure to comply. FDISG acknowledges that such records and information may be disclosed to Eaton Vance Management personnel and to Fund auditors consistent with the responsibilities of such parties, and in such cases the Fund shall take reasonable precautions to safeguard the confidentiality of such data to the extent practicable.

     12. AMENDMENT, ASSIGNMENT AND SUBCONTRACTING.

     (a) This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

     (b) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that any assignment of this Agreement (as defined in the 1940 Act) to an entity shall require the written consent of the other party.

     (c) The Fund agrees that FDISG may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such Agent shall not relieve FDISG of its responsibilities hereunder.

     13. USE OF TRADE NAMES.

     (a) FDISG shall approve all reasonable uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the Commission or a state securities commission. Notwithstanding the foregoing, any reference to FDISG shall include a statement to the effect that it is a wholly owned subsidiary of First Data Corporation.

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     (b) FDISG shall not use the name of the Fund or material relating to the
Fund on any documents or forms for other than internal use in a manner not approved prior thereto in writing; provided, that the Fund shall approve all reasonable uses of its name which merely refer in accurate terms to the appointment of FDISG or which are required by the Commission or a state securities commission.

     14. NOTICE. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or FDISG, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                           To the Fund:

                           24 Federal Street
                           Boston, MA  02110
                           Attention: Fund Secretary

                           To FDISG:

                           First Data Investor Services Group, Inc.
                           4400 Computer Drive
                           Westboro, Massachusetts 01581
                           Attn:  President

                           with a copy to FDISG's General Counsel

     15. GOVERNING LAW/VENUE. The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and the parties hereby submit themselves to the exclusive jurisdiction of those courts.

     16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

     17. CAPTIONS. The captions of this Agreement are included for convenience or reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     18. SEVERABILITY. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent

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with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement failed of its essential purpose, then all provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

     19. LIABILITY OF TRUSTEES, OFFICERS AND SHAREHOLDERS. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an authorized Officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such Officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Fund, but bind only the property of the Fund. No class of the Fund shall be liable for the obligations of another class.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Officers thereunder duly authorized as of the day and year first above written.

First Data Investors Services Group, Inc.       Eaton Vance Michigan Municipal
                                                  Income Trust

By: /s/ Michael G. McCarthy
   Senior Vice President, General Manager      By: /s/ James B. Hawkes
   --------------------------------                -----------------------------

Eaton Vance Municipal Income Trust              Eaton Vance New Jersey Municipal
                                                  Income Trust

By: /s/ James B. Hawkes                         By: /s/ James B. Hawkes
  ----------------------------------               -----------------------------

Eaton Vance California Municipal                Eaton Vance New York Municipal
  Income Trust                                    Income Trust

By: /s/ James B. Hawkes                         By: /s/ James B. Hawkes
   ---------------------------------               -----------------------------

Eaton Vance Florida Municipal                   Eaton Vance Ohio Municipal
  Income Trust                                    Income Trust

By: /s/ James B. Hawkes                         By: /s/ James B. Hawkes
  ----------------------------------               -----------------------------

Eaton Vance Massachusetts Municipal             Eaton Vance Pennsylvania
  Income Trust                                    Municipal Income Trust

By: /s/ James B. Hawkes                         By: /s/ James B. Hawkes
   --------------------------------                -----------------------------

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                                   SCHEDULE A

                                 DUTIES OF FDISG

     1. SHAREHOLDER INFORMATION. FDISG shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

     2. SHAREHOLDER SERVICES. FDISG will investigate all shareholder inquiries relating to Shareholder accounts and will answer all communications from Shareholders and others with respect to its duties hereunder. FDISG shall keep records of all Shareholder correspondence and replies thereto, and of lapse of time between the receipt of such correspondence and the mailing of such replies.

     3. SHARE CERTIFICATES.

     (a) At the expense of the Fund, the Fund shall supply FDISG with an adequate supply of blank share certificates to meet FDISG requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, FDISG or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

     (b) FDISG shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by FDISG of properly executed affidavits and lost certificate bonds, in form satisfactory to FDISG, with the Fund and FDISG as obligees under the bond.

     (c) FDISG shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) FDISG shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification numbers. FDISG shall further maintain a stop transfer record on lost and/or replaced certificates.

     4. MAILING COMMUNICATIONS TO SHAREHOLDERS; PROXY MATERIALS. FDISG will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders, and such other communications as the Fund may authorize. In connection with meetings of Shareholders, FDISG will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

     5. TRANSFER OF SHARES.

     (a) FDISG shall process all requests to transfer Shares in accordance with the transfer procedures set forth in the Fund's Prospectus.

     (b) FDISG will transfer Shares upon receipt of Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer, accompanied by such documents as FDISG reasonably may deem necessary.

     (c) FDISG reserves the right to refuse to transfer Shares until it is satisfied that the endorsement on the instructions is valid and genuine. FDISG also reserves the right to refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers which FDISG in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer.

     7. DIVIDENDS.

     (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to FDISG Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

     (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide FDISG with sufficient cash to make payment to the Shareholders of record as of such payment date.

     (c) If FDISG does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, FDISG will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to FDISG.

     8. MISCELLANEOUS

     In addition to and neither in lieu nor in contravention of the services set forth above, FDISG shall perform all the customary services of a transfer agent registrar dividend disbursing agent and agent of the dividend reinvestment plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.

                                   SCHEDULE B

                                  FEE SCHEDULE


1.                INITIAL PUBLIC OFFERING FEES

         IPO Project Administration Fee:             $3,000 per Fund

         IPO Project Administration Fee covers:

               Issuance of up to 1,000 certificates - Issuance of certificates in excess of 1,000 to be billed at $2.00 per certificate

               Administrative coordination with IPO client, underwriter and legal representatives

               Attendance at closing (out of pocket expenses associated with such attendance will be billed as incurred)

               Set-up, testing and implementation of electronic settlement and delivery of shares through The Depository Trust Company

2.       OVER-ALLOTMENT FEE:                         $1,000 per Fund

               Applies in the event that the underwriters elect to exercise an over-allotment option which requires a second closing

3. STANDARD SERVICE FEES: The following fees shall apply with respect to the initial class of shares offered by the Fund. Should the Fund issue additional classes of shares, the fees for such shall be mutually agreed to in writing by the parties.

         Annual Service Fee                          $15.00 Per Account

         Monthly Minimum Fee                         $5,000.00

         After the one year anniversary of the effective date of this Agreement, FDISG may adjust the above fees once per calendar year, upon thirty
         (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Fund's monthly fees (or the Effective Date absent a prior such adjustment).

                                   SCHEDULE C

                             OUT-OF-POCKET EXPENSES

         The Fund shall reimburse FDISG monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

          -    Microfiche/microfilm production
          -    Magnetic media tapes and freight
          - Printing costs, including certificates, envelopes, checks and stationery
          - Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund
          -    Due diligence mailings
          - Telephone and telecommunication costs, including all lease, maintenance and line costs
          -    Ad hoc reports
          - Proxy solicitations, mailings and tabulations - Daily & Distribution advice mailings - Shipping, Certified and Overnight mail and insurance
          -    Year-end form production and mailings
          - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
          -    Duplicating services
          -    Courier services
          - Incoming and outgoing wire charges - Federal Reserve charges for check clearance - Overtime, as approved by the Fund - Temporary staff, as approved by the Fund - Travel and entertainment, as approved by the Fund
          - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
          -    Third party audit reviews
          -    Ad hoc SQL time Insurance
          - Such other miscellaneous expenses reasonably incurred by FDISG in performing its duties and responsibilities under this Agreement.

     The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with FDISG. In addition, the Fund will promptly reimburse FDISG for any other unscheduled expenses incurred by FDISG whenever the Fund and FDISG mutually agree that such expenses are not otherwise properly borne by FDISG as part of its duties and obligations under the Agreement.

                                                                       EXHIBIT 1
                                  LIST OF FUNDS

Eaton Vance Municipal Income Trust Eaton Vance California Municipal Income Trust Eaton Vance Florida Municipal Income Trust Eaton Vance Massachusetts Municipal Income Trust Eaton Vance Michigan Municipal Income Trust Eaton Vance New Jersey Municipal Income Trust Eaton Vance New York Municipal Income Trust Eaton Vance Ohio Municipal Income Trust Eaton Vance Pennsylvania Municipal Income Trust




Dated:  December 21, 1998